Exhibit 5.4

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP
400 3rd Avenue SW, Suite 3700
Calgary, Alberta T2P 4H2 CANADA
November 9, 2016
F: +1 403.264.5973
nortonrosefulbright.com

TO:                         TransCanada Corporation

450 - 1st Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Re:                             TransCanada Corporation (the Corporation)

Dear Ladies and Gentlemen:

We hereby consent to the reference to our firm name on the second page and under the headings “Certain Canadian Federal Income Tax Considerations”, “Eligibility for Investment”, “Legal Matters”, “Interests Of Experts” and “Documents Filed As Part Of The Registration Statement” and in the prospectus included as part of Amendment No. 2 to the Initial Registration Statement on Form F-10 (File No. 333-214365) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

(signed) “Norton Rose Fulbright Canada LLP”

Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.